Exhibit 10.1

THE HOME DEPOT

MANAGEMENT INCENTIVE PLAN

(Effective February 4, 2008)

1.                                      Purpose.  The purpose of The Home Depot Management Incentive Plan is to advance the interests of The Home Depot, Inc. and its stockholders by motivating key associates of the Company to take actions that will promote the Company’s long-term success and growth.  The Plan is designed to provide incentive compensation to key associates by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals.

2.                                      Definitions

(a)                                “Award” means an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.

(b)                               “Board” means the Company’s Board of Directors.

(c)                                “Code” means the Internal Revenue Code of 1986, as amended.

(d)                               “Committee” means the Leadership Development and Compensation Committee of the Board.

(e)                                “Common Stock” means shares of the Common Stock, $.05 par value per share, of the Company.

(f)                                    “Company” means The Home Depot, Inc., a Delaware corporation.

(g)                               “Disability” means, with respect to a Participant, the Participant’s becoming eligible for permanent and total disability benefits under the Company’s or a Subsidiary’s long-term disability plan.

(h)                               “Fair Market Value” means the fair market value of a share of Common Stock as determined by the Committee from time to time.  Unless determined otherwise by the Committee, the fair market value shall be the closing price of the Common Stock on the New York Stock Exchange on the relevant date or, if no sale occurred on such date, the closing price on the nearest preceding date on which sales occurred.

(i)                                   “Officer” means a Participant who an officer of the Company.

(j)                                   “Participant” means a key employee of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

(k)                                “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards.  Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed.  Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of the Company’s or Subsidiary’s following metrics:  (1) Financial Return Metrics: (a) return on equity; (b) return on capital; (c) return on assets; (d) return on investment; and (2) Earnings Metrics: (a) earnings per share; (b) total earnings; (c) earnings growth; (d) earnings before or after interest and taxes; (e) earnings before taxes; (f) earnings before or after interest, taxes, depreciation and amortization; (g) operating profit; (h) net income; and (3) Sales Metrics:  (a) total sales; (b) sales growth; (c) comparable store sales; (d) sales per square foot; (e) average ticket sales; (f) sales per operating store; and (4) Stock Price Metrics: (a) increase in the fair market value of the Common Stock; (b) total return to shareholders; and (5) Cash Flow Metrics: (a) cash flow; (b) operating cash flow; (c) free cash flow; (d) cash flow return on investment; and (6) Store Metrics: (a) inventory shrinkage goals; (b) stocking and other labor hours goals; (c) store payroll goals; (e) markdown goals; (f) workers’ compensation goals; and (7) Balance Sheet Metrics: (a) inventory; (b) inventory turns; (c) receivables turnover; and (8) Other Strategic Metrics: (a) gross margin; (b) gross margin return on investment; (c) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (d) timely and successful completion of key Company projects (including, for example, timely completion within budget); (e) economic value added (EVA); (f) internal rate of return; (g) net present value targets; (h) expense or cost level targets; (i) Employer of Choice survey results; (j) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (k) diversity goals; (l) attrition improvements; (m) productivity improvements; (n) operating cost management targets; (o) safety record goals. Except in the case of a Qualified Performance-Based Award, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(l)                                   “Performance Target” means a target level of performance, based on one or more Performance Objectives, established for a Performance Year in accordance with Section 4.

(m)                             “Performance Year” means a period coinciding with the Company’s fiscal year for accounting purposes, which shall be used for purposes of determining whether Awards are earned by Participants.

(n)                               “Plan” means The Home Depot Management Incentive Plan, as stated herein, and as amended from time to time.

(o)                               “Qualified Performance-Based Award” means an Award or portion of an Award to an Officer that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).  The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

(p)                               “Retirement” means termination of employment with the Company or a Subsidiary after completing at least 5 years of continuous employment and attaining age 60.

(q)                               “Subsidiary” means a corporation or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company.

2.                                      Participation.  For each Performance Year, the Committee shall designate those key employees of the Company and its Subsidiaries who shall receive Awards under the Plan.  Selection for participation for one Performance Year shall not confer on a Participant the right to participate in the Plan for any other Performance Year.

3.                                      Awards.  For each Performance Year, each Participant shall receive an Award entitling the Participant to receive cash incentive compensation upon the attainment of one or more Performance Targets.  The Committee may establish different terms for Awards for different Participants or groups of Participants.  The amount of compensation payable under an Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation.  The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.

4.                                      Establishment of Performance Targets.  Within the first ninety (90) days of each Performance Year, the Committee shall establish one or more Performance Targets for that Performance Year.  Each Performance Target shall be specified as a percentage increase in or attainment of a specific level of a Performance Objective for the Performance Year.

5.                                      Payment of Awards.  Within ninety (90) days following the end of each Performance Year, the Committee shall determine whether the Performance Targets for such Performance Year have been satisfied and shall certify its determination in approved minutes of the Committee meeting held for such purpose.  If the Committee certifies that one or more Performance Targets for a Performance Year have been achieved, all compensation payable in respect of Awards subject to such Performance Target shall be paid to Participants as soon as reasonably practicable thereafter; provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Company or a Subsidiary.  If a Performance Target for a Performance Year is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant; provided, however, that the Committee shall not have such discretion with respect to any Qualified Performance-Based Award.  Any Award that is not considered earned in accordance with this Section shall be forfeited.

6.                                      Partial Years of Participation. The Committee may establish rules and procedures for partial years of participation consistent with the following:

(a)          Employment Termination.  If a Participant terminates employment with the Company before payment of Awards are made for a Performance Year for reasons other than death, Disability or Retirement, any Award granted to the Participant in respect of that Performance Year shall be forfeited and cancelled.

(b)         New Hires.  In the case of an associate who is hired by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may in its discretion designate such associate as a Participant in the Plan for that Performance Year, provided that the Committee may specify that such a Participant’s Award shall be determined only with respect to the portion of the

Performance Year during which the Participant is employed by the Company or Subsidiary in the eligible position.

(c)          Death, Disability or Retirement.  A Participant whose employment terminates during a Performance Year because of death or Disability, or because of Retirement (contingent on attainment of the applicable Performance Targets for such Performance Year), may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period of active employment during the Performance Year.

(d)         Promotions and Transfers.  A Participant who is transferred to a non-exempt, hourly or other ineligible position during the Performance Year shall forfeit any Award granted to the Participant in respect of that Performance Year. An employee who is promoted to an eligible position, or a Participant who is transferred from one eligible position to another, during a Performance Year, may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period in the eligible position during the Performance Year.

(e)          Leave of Absence. A Participant who is on a leave of absence other than a personal leave for more than ninety (90) consecutive days during the Performance Year, or who is on a personal leave of absence for more than thirty (30) consecutive days, shall forfeit any portion of an Award attributable to said period of leave pursuant to such rules as the Committee may establish.

7.                                      Maximum Amount of Qualified Performance-Based Awards.  The maximum dollar amount of compensation that may be paid to any Participant in respect of Qualified Performance-Based Awards for a single Performance Year shall be three tenths of one percent (.3%) of the Company’s net income for the Performance Year.

8.                                      Adjustments.  To the extent that a Performance Target is based on an increase in the Fair Market Value of the Common Stock, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then the Committee may make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

9.                                      Tax Withholding.  The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes.

10.                               Nontransferability of Benefits.  A Participant may not assign or transfer any interest in an Award.  Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

11.                               Administration and Interpretation.  Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations.

12.                               Amendment and Termination of Plan.  The Committee may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect; provided, however, that no amendment shall be effective without approval of the stockholders of the Company if the amendment would increase the maximum amount of compensation payable to a Participant in any Performance Year pursuant to Qualified Performance-Based Awards as specified in Section 7.  Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Awards granted prior the date of such termination or amendment.

13.                               Governing Law.  The Plan shall be governed and construed in accordance with the laws of the State of Georgia.  As a condition to eligibility to receive an Award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Georgia and of any federal court located in the Northern District of Georgia in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.

14.                               Effective Dates and Stockholder Approval.  This Plan shall be effective for periods beginning on and after February 4, 2008, provided that no Qualified Performance-Based Award shall be effective if the Plan is not approved by a vote of the stockholders of the Company at an annual meeting or special meeting.

15.                               Offsets.  As a condition to eligibility for an Award, each Participant consents to the deduction from the Award of any amounts owed by the Participant to the Company to the extent permitted by applicable law.

16.                               No Rights to Continued Employment.  Participation in the Plan does not create or constitute an express or implied employment contract between the Company and the Participant nor limit the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

17.                               Unfunded Plan.  The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award.  No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

18.                               Limitations Period For Claims.  Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee.  Any claim must be delivered to the Committee within forty-five (45) days of the later of the end of the Award Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied.  The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable.  Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons.  No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial of deemed denial or be forever barred.